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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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INVESTMENT TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investment Technology Group, Inc.
380 Madison Avenue,
New York, New York 10017

Notice of Annual Meeting of Stockholders

To Be Held May 9, 2002

To the Stockholders of Investment Technology Group, Inc.:

        NOTICE IS HEREBY GIVEN that Investment Technology Group, Inc., a Delaware corporation ("ITG"), will hold its annual meeting of stockholders at ITG's principal executive offices at 380 Madison Avenue, 4th floor, New York, New York 10017, on Thursday, May 9, 2002 at 1:00 p.m. (local time), and any adjournments or postponements thereof, for the following purposes:

  (1)
  To elect seven directors to our board of directors to serve until the next annual meeting and until their successors have been duly elected and qualified.

  (2)
  To ratify the appointment of KPMG LLP as our independent auditors for the 2002 fiscal year.

  (3)
  To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

        Our board of directors has fixed the close of business on March 22, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting. Only holders of record of ITG common stock at the close of business on March 22, 2002 are entitled to notice of and to vote at the annual meeting. A complete list of stockholders entitled to vote will be available during normal business hours at our principal executive offices located at 380 Madison Avenue, 4th Floor, New York, New York 10017 for a period of ten days prior to the annual meeting for examination by any ITG stockholder for purposes germane to the annual meeting.

        Our board of directors unanimously recommends that you vote FOR the proposed slate of directors and FOR the ratification of the appointment of KPMG LLP as our independent auditors.

        You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please sign and mail promptly the enclosed proxy that is being solicited on behalf of our board of directors. A return envelope that requires no postage if mailed in the United States is enclosed for that purpose. Alternatively, you may vote via telephone or the internet as directed on the enclosed proxy card. The proxies of stockholders who attend the meeting in person may be withdrawn and such stockholders may vote personally at the meeting.

                      By Order of the Board of Directors,

                      P. Mats Goebels

                      Secretary

New York, New York
March 27, 2002

THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the annual meeting at 1:00 p.m. (local time), on Thursday, May 9, 2002, at our principal executive offices at 380 Madison Avenue, 4th floor, New York, New York 10017.

Matters to Be Considered at the Annual Meeting

        We will hold the annual meeting for the following purposes:

  (1)
  To elect seven directors to serve until the next annual meeting and until their successors have been duly elected and qualified.
  (2)
  To ratify the appointment of KPMG LLP as our independent auditors for the 2002 fiscal year.
  (3)
  To transact such other business as may properly come before the annual meeting or any one or more adjournments thereof.

Voting at the Annual Meeting; Record Date; Quorum

        On March 22, 2002, the record date for the annual meeting, there were 49,167,336 shares of our common stock outstanding and entitled to vote at the annual meeting. Please note the following:

  •
  Each stockholder of record on March 22, 2002 is entitled to cast one vote per share.
  •
  This vote may be cast at the annual meeting either in person or by properly completed proxy.
  •
  The presence, in person or by proxy, of the holders of a majority of our outstanding common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.
  •
  The election of directors will be determined by a plurality of the votes cast. A properly completed proxy indicating "FOR ALL NOMINEES EXCEPT" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
  •
  For the ratification of the appointment of KPMG LLP as the independent auditors for the 2002 fiscal year, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote will be required for approval. A representative of KPMG LLP is expected to be in attendance at the annual meeting with the opportunity to make a statement and respond to questions.
  •
  On March 22, 2002, our directors and executive officers owned, in the aggregate, 2,890,392 shares, or approximately 5.6%, of our common stock. Our directors and executive officers have expressed their present intent to vote their shares in favor of the proposals.

Proxies

        We are furnishing you this proxy statement in connection with the solicitations of proxies by and on behalf of our board of directors for use at the annual meeting. Proxies in the form enclosed, or as directed via the telephone or internet, which are properly completed and received and not subsequently revoked, will be voted at the annual meeting. These proxies will be voted in accordance with the directions specified thereon, and otherwise in accordance with the judgment of the persons designated as proxies. In the case of written proxies, if no directions are indicated on a properly executed proxy, such proxy will be voted in favor of the proposals.

        If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed forms of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. Notwithstanding the foregoing, proxies voting against a specific proposal may not be used by the persons named in the proxies to vote for adjournment of the meeting for the purpose of giving management additional time to solicit votes to approve such proposal.

        The grant of a proxy does not preclude you from attending the annual meeting and voting in person. You may revoke a proxy at any time before it is voted. Proxies may be revoked by:

  •
  delivering a written notice of revocation bearing a later date than the proxy before the vote is taken at the annual meeting;
  •
  duly executing a later dated proxy relating to the same shares of common stock and delivering it as indicated below before the vote is taken at the annual meeting; or
  •
  attending the annual meeting and voting in person.

        Attendance at the annual meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be delivered to Equiserve Trust Company, N.A., P.O. Box 8265, Edison, New Jersey 08818-8265, or Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, NY 10017, Attention: Secretary, before the vote is taken at the annual meeting.

        We will bear all expenses of our solicitation of proxies for the annual meeting. In addition to solicitation by use of the mails, proxies may be solicited from stockholders by our directors, officers and employees. Solicitation may take place in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of our common stock held of record by such brokerage houses, custodians, nominees and fiduciaries. We will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in doing so. We have retained Georgeson Shareholder to assist in soliciting proxies for a fee of approximately $5,000 plus reasonable expenses.

Treatment of Broker Non-Votes and Abstentions at the Annual Meeting

        All shares of our common stock represented by properly completed proxies received prior to or at the annual meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. In the case of written proxies, if no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of each of the matters set forth on the proxy card. It is not expected that any matter other than those referred to herein will be brought before the stockholders at the annual meeting. However, if other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the proxy.

        An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual meeting, and our transfer agent will tabulate votes cast in person at the annual meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares with respect to any proposal in the absence of specific instructions from such customers. Broker non-votes and abstentions, tabulated separately, will be included in the determination of the number of shares present at the annual meeting and whether a quorum is present. Broker non-votes and abstentions will not be counted in determining whether a nominee is elected. In determining whether any other proposal has been approved, abstentions will be counted as votes against such proposal and broker non-votes will not be counted as votes either for or against such proposal.

ELECTION OF DIRECTORS AND COMPENSATION MATTERS

        Under our bylaws, the board of directors is authorized to determine the number of directors of our company. The number of directors to be elected at the annual meeting has been fixed at seven. Such directors will be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified.

        Each nominee listed below has consented to being a nominee and to serving as a director if elected. In the event that any nominee shall be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the board of directors or the board of directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the board of directors.

Nominees to Board of Directors

        The following information is submitted concerning the nominees for election as directors.

Name	Age	Position
Raymond L. Killian, Jr.	64	President, Chief Executive Officer and Chairman of the Board of Directors
Frank E. Baxter	65	Director
J. William Burdett	62	Director
Neal S. Garonzik	55	Director
William I Jacobs	60	Director
Robert L. King	51	Director
Mark A. Wolfson	49	Director

        Raymond L. Killian, Jr. has been the Chairman of our board of directors since January 1997 and a director since March 1994. Mr. Killian served as the President and Chief Executive Officer from March 1994 through January 1997 and again since September 1998. He has directed the activities of our company since 1987. Mr. Killian was a director of Jefferies Group, Inc. ("Jefferies") from January 1997 to January 1999, an Executive Vice President of Jefferies from 1985 to 1995, a director and an Executive Vice President of Jefferies & Company, Inc. from 1985 to 1991 and served as National Sales Manager of Jefferies & Company, Inc. from 1985 to 1990.

        Frank E. Baxter has been a director since March 1994. Mr. Baxter has been Chairman Emeritus of Jefferies & Company, Inc's board of directors since February 2002. Mr. Baxter was Chairman of Jefferies' board of directors from 1990 until February 2002, Chief Executive Officer of Jefferies from 1987 until 2000, and a director of Jefferies and Jefferies & Company, Inc. since 1975. Mr. Baxter has previously served as President of Jefferies and Jefferies & Company, Inc. from January 1986 until December 1996. Prior to 1986, Mr. Baxter served as Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies & Company, Inc. and as the Managing Director of Jefferies' UK Subsidiary.

        J. William Burdett has been a director since June 2001. From 1988 until March 2001, Mr. Burdett was Chairman and Chief Executive Officer of the Burdett Buckeridge Young Group ("BBY"), which is comprised of the two Australian broker/dealer companies; BBY and Australian Clearing Services. From 1970 until 1987, Mr. Burdett was a partner and director of A.C. Goode & Co., one of the largest stock-brokering/investment banking companies in Australia. Mr. Burdett is currently a non-executive director of BBY and ITG Australia Ltd., a subsidiary of ITG.

        Neal S. Garonzik has been a director since February 1999. From August 1999 until December 2000, Mr. Garonzik was a Vice Chairman of Chase Manhattan Corporation. From 1980 until 1989 and 1993 until 1997 Mr. Garonzik was with Morgan Stanley, most recently as a member of that firm's management committee and head of its equity division. From 1989 to 1993, Mr. Garonzik was with SGK Partners, LP, of which he was a founding general partner. From 1972 until 1980, he was a securities salesman for Goldman, Sachs & Co., in Boston and in London.

        William I Jacobs is Managing Director and Chief Financial Officer of The NewPower Company. Prior to May 2000, Mr. Jacobs was Senior Executive Vice President-Strategic Ventures of MasterCard International, Inc. and was Executive Vice President-Global Resources of MasterCard International, Inc. from 1995 to 1999. From 1993 to 1994, Mr. Jacobs served as a financial consultant to several firms and universities. Mr. Jacobs was founder, Executive Vice President, Chief Operating Officer and a director of Financial Security Assurance, a monoline bond insurer, from 1985 to 1993 and, prior to 1985, the President and Managing General Partner of S&B Insurance Services Company. Mr. Jacobs has been a director of our company since June 1994.

        Robert L. King has been the Chairman and Chief Executive Officer of Requisite Technology, Inc., a company which helps companies to create, organize and manage product and service information for efficient web-based finding, buying and selling, since October 2001. Mr. King was the President and Chief Executive Officer of Corporate Express, Inc., a distributor of office and computer supplies, from 1998 to 2001. Mr. King has also been a director of Corporate Express, Inc. since 1993 and served as the President and Chief Operating Officer of Corporate Express, Inc. from 1993 until 1998. Prior to 1993, Mr. King was employed by FoxMeyer Corporation, a distributor of health and pharmaceutical products, where he was Chief Executive Officer from 1989 to 1993, President from 1988 to 1993 and Chief Operating Officer from 1988 to 1989. Mr. King has been a director of our company since June 1994.

        Mark A. Wolfson has been a managing partner at Oak Hill Capital Management Inc., a private investment company, since 1998, and Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He also teaches at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993. He has also taught at the University of Chicago and Harvard University. Mr. Wolfson has been a director of eGain Communications Corporation since 1998. Mr. Wolfson has been a director of our company since June 1994.

Executive Officers

        The executive officers of our company are appointed by, and serve at the discretion of, our board of directors. Other than Mr. Killian, for whom information is provided above, the following sets forth information as to the other executive officers of our company.

Name	Age	Position
Angelo Bulone	36	Vice President and Controller
P. Mats Goebels	35	Managing Director, General Counsel & Secretary
Christopher J. Heckman	41	Managing Director
Anthony J. Huck	38	Managing Director
Ananth N. Madhavan	40	Managing Director
Howard C. Naphtali	48	Managing Director and Chief Financial Officer
Robert J. Russel	47	Managing Director

        Angelo Bulone is our Vice President and Controller. Mr. Bulone joined our company in April 1997 and is responsible for all accounting operations and financial and regulatory reporting. From 1993 to 1997, Mr. Bulone held the position of vice president and controller at I/B/E/S International, Inc.

        P. Mats Goebels is Managing Director, General Counsel and Secretary. He joined our company as a Vice President in 1998 and is responsible for all legal and regulatory matters. Mr. Goebels was a corporate attorney at the New York offices of Sullivan & Cromwell from 1995 to 1998, and of Weil, Gotshal & Manges from 1991 to 1995.

        Christopher J. Heckman is a Managing Director who heads our sales and trading and software development departments. He joined our company in January 1991 as a sales trader and became manager of institutional sales and trading in January 1997.

        Anthony J. Huck is a Managing Director who is responsible for our international operations and heads our Global Portfolio Trading group. He joined ITG in 1994 as a Vice President responsible for Portfolio Trading. From 1990 to 1994, Mr. Huck managed domestic and international customer program trading in the Equity Derivatives Group at Nomura Securities International.

        Ananth N. Madhavan is a Managing Director who heads our research and product management departments. Prior to joining our company in 2000, Mr. Madhavan spent six years as Professor of Finance and Business Economics at the Marshall School of Business, University of Southern California.

        Howard C. Naphtali is a Managing Director and Chief Financial Officer. He joined our company in April 1997 and was appointed as Managing Director and Chief Financial Officer in February, 2000. From 1988 to 1997, Mr. Naphtali worked for Reuters America Inc. where he served as Senior Vice President and Chief Financial Officer as well as Senior Vice President and Chief Operating Officer of Quotron Systems, Inc. (a wholly owned subsidiary of Reuters).

        Robert J. Russel is a Managing Director and is leading our strategic planning and business development efforts. Mr. Russel is also responsible for our marketing efforts and our direct access business strategy. Mr. Russel joined us as Senior Vice President in November 1996. Prior to joining our company, Mr. Russel spent nine years with Reuters in senior roles in a variety of departments including general management, business development, technology, and marketing and sales.

Certain Significant Employees

        The following sets forth information as to certain employees, who are all Managing Directors of our Company, and who make and are expected to continue to make significant contributions to our business.

        Ian Domowitz is a Managing Director responsible for product management. He joined ITG in April 2001. Mr. Domowitz was the Mary Jean and Frank P. Smeal Professor of Finance at Pennsylvania State University from June 1998 to April 2001, and a Professor at Northwestern University from September 1982 to May 1998.

        Steven J. Sorice is a Managing Director who is responsible for our sales and trading group. He joined our company in September 1994 as the Senior Vice President in charge of broker-dealer sales and agency OTC trading. Prior to joining our company, Mr. Sorice was a partner of ESI Securities, L.P. (now Bank of New York Securities), where he was head of the International Trading Desk.

        James Mark Wright is a Managing Director and Chief Information Officer. He responsible for all technology matters. He joined ITG in 1992 as Vice President of Software Development and has held several roles since then, including manager of the software development organization for ITG.

Director Compensation

        Directors who are our employees are not compensated for serving as directors. Directors who are not our employees receive an annual retainer fee of $20,000, plus fees of $1,000 for attendance at each of four regular meetings of the board of directors. The chairman of each committee receives an additional annual retainer of $3,000, and all committee members receive $750 for attendance at each meeting of a committee of the board of directors. Directors of ITG are also reimbursed for out-of-pocket expenses.

        Under our Non-Employee Directors' Stock Option Plan adopted in 1995, we grant an option to purchase 24,564 shares to each person who first becomes a non-employee director at the time of initial election or appointment, and an option to purchase 6,141 shares to each non-employee director on the 45th day after each annual stockholders meeting. These options are granted with an exercise price per share equal to 100% of the fair market value of a share on the date of grant. Such options expire at the earliest of (1) five years after the date of grant, (2) 12 months after death, disability or retirement after reaching age 65 and (3) 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement. Options become exercisable three months after the date of grant, except that an option granted to a director less than three months before a cessation of service for reasons other than death, disability or retirement after reaching age 65 will not thereafter become exercisable. Directors who are not our employees are eligible to participate in this plan.

        Each director may participate in our Charitable Gifts Matching Program pursuant to which we match 100% of charitable contributions made by such directors up to a maximum dollar amount of $2,000 per person per year. The children of our directors may also participate (along with the children of all employees of our company and Jefferies) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. All applications are presented to the selection committee anonymously.

Committees of the Board of Directors and Meetings

        Our board of directors held four regular meetings and four special meetings during 2001. Each incumbent member of the board of directors who was a director during 2001 attended, during his term of office, at least 75% of the total number of meetings of the board of directors and committees thereof of which such director was a member. Our board of directors has an audit committee and a compensation committee. Our board of directors does not have a nominating committee.

        The current audit committee members are Mr. Jacobs, Chairman, Mr. Garonzik, Mr. King and Mr. Wolfson. The audit committee is responsible for reviewing our financial statements with financial management and our independent auditors, as more fully described under "Report of the Audit Committee". During 2001, there were four meetings of the audit committee.

        The current compensation committee members are Mr. Garonzik, Chairman, Mr. Jacobs, Mr. King and Mr. Wolfson. The compensation committee is responsible for developing and implementing compensation policies, plans and programs for our executive officers and for the administration of our Amended and Restated 1994 Stock Option and Long-Term Incentive Plan. During 2001, there was one meeting of the compensation committee.

Executive Compensation

  Summary Compensation Table

        The following table sets forth, for the years indicated, each component of compensation paid or awarded to, or earned by, our chief executive officer during 2001 and the four other most highly compensated executive officers serving as of December 31, 2001 (collectively, the "Named Executive Officers").

					Long-Term Compensation Awards
	Annual Compensation(1)
Name and Principal Position				Other Annual Compensation(2)	Securities Underlying Options	All Other Compensation(3)
	Year	Salary	Bonus
Raymond L. Killian, Jr.(4)	2001	$250,000	$2,111,121	$23,250	—	$22,907
Chairman, President & Chief	2000	500,000	500,000	23,250	113,052	23,402
Executive Officer	1999	250,000	750,000	14,920	—	20,835
Christopher J. Heckman	2001	225,000	1,175,000	35,250	20,000	20,400
Managing Director	2000	225,000	1,175,000	35,250	77,250	21,287
	1999	225,000	486,500	14,595	147,000	19,690
Anthony J. Huck	2001	225,000	1,175,000	35,250	20,000	21,724
Managing Director	2000	225,000	1,175,000	35,250	75,822	21,485
	1999	225,000	435,004	13,050	109,500	19,690
Ananth N. Madhavan	2001	225,000	650,000	45,250	25,000	21,566
Managing Director	2000	161,252	125,000	7,588	90,000	—
	1999	—	—	—	—	—
Steven J. Sorice	2001	225,000	1,175,000	35,250	20,000	20,400
Managing Director	2000	225,000	1,175,000	35,250	77,250	20,493
	1999	225,000	486,500	14,595	147,000	19,690

(1)
The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred mandatorily.

(2)
For 2001, 2000, and 1999, a portion of each of the Named Executive Officers' compensation was mandatorily deferred and each such Named Executive Officer was granted units representing our common stock with a fair market value equal to 115% of such deferred amount under the Stock Unit Award Program. The following portions of their total cash compensation are deferred: 5% of the first $100,000, 10% of the next $100,000, 15% of the next $400,000, and 20% of total cash compensation in excess of $600,000. The amounts in the table represent the value of the 15% of additional units granted pursuant to the mandatory deferral described in the preceding sentence. All units are settled by issuance of the underlying common stock three years from the date of grant.

(3)
The total amounts shown in the "All Other Compensation" column consist of the following:

(a)
In 2001 and 2000, a profit sharing contribution of $8,500 and $7,600, respectively, to each Named Executive Officer under our Retirement Savings Plan. Also in 2001 and 2000, a matching contribution of $6,800 under our Retirement Savings Plan and a contribution of $5,100 under our Money Purchase Pension Plan. In 1999, a matching contribution of $6,400 and a profit sharing contribution of $6,400 to each Named Executive Officer under our Retirement Savings Plan. Also in 1999, a contribution of $4,800 under our Money Purchase Pension Plan.

  (b)
  In 2001, the amount of a 15% discount on shares of ITG common stock purchased by our Employee Stock Purchase Plan (the "ITG ESPP") for each Named Executive Officer's account with compensation the Named Executive Officer has elected to invest in the ITG ESPP, as follows: Mr. Killian: $2,507; Mr. Heckman: $—0-; Mr. Huck: $1,324; Mr. Madhavan: $1,166 and Mr. Sorice: $—0-. For 2000 and 1999, the 15% discount on shares of ITG common stock purchased by the ITG ESPP.

(4)
Mr. Killian served as President and Chief Executive Officer from 1994 to 1997 and again since September 1998. Mr. Killian's bonus for 2001 includes an incentive bonus of $1,361,121 which is equal to one percent of ITG's pre-tax income for the year ended December 31, 2001. The payment of this incentive bonus was deferred until after Mr. Killian's retirement in accordance with our Deferred Compensation Plan.

  Option Grants in Last Fiscal Year

        During 2001, the following option grants were made to the Named Executive Officers.

Name	Number of Securities Underling Options/SARs Granted(#)	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price ($/Sh)	Expiration Date	Grant date Present value
Raymond L. Killian, Jr.	—	—	—	—	—
Christopher J. Heckman	20,000	1.5%	$38.82	12/31/2006	$351,800
Anthony J. Huck	20,000	1.5%	$38.82	12/31/2006	$351,800
Ananth N. Madhavan	25,000	1.9%	$38.82	12/31/2006	$439,750
Steven J. Sorice	20,000	1.5%	$38.82	12/31/2006	$351,800

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on option exercises during 2001 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 2001.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/01 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at 12/31/01 Exercisable/ Unexercisable ($)(1)
Raymond L. Killian, Jr.	—	—	113,052/0	$1,608,570/0
Christopher J. Heckman	142,424	2,642,365	15,326/117,205	388,514/1,415,516
Anthony J. Huck	117,171	2,314,751	31,041/93,958	649,423/1,070,920
Ananth N. Madhavan	15,000	159,642	45,000/55,000	410,850/599,250
Steven J. Sorice	150,543	2,848,638	52,208/72,206	791,518/796,483

(1)
At December 31, 2001, the closing bid price per share of our common stock on the New York Stock Exchange was $39.07, which was the price used to determine the year-end value.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the compensation committee on executive compensation and the performance graph included herein shall not be incorporated by reference into any such filings.

Report of the Compensation Committee on Executive Compensation

        To: The Board of Directors and Stockholders of Investment Technology Group, Inc.

  Introduction

        The compensation committee of the board of directors is responsible for developing and implementing compensation policies, plans and programs for our executive officers to enhance our profitability, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service. Each of the compensation committee's members is a person who is not a current or former employee of our company.

        The principal components of ongoing compensation of executive officers are salary, an annual bonus tied to performance and stock option awards providing incentives and rewards for long-term service and performance. The compensation committee's functions include reviewing salary levels for executive officers on an annual basis, establishing and determining the level of performance targets upon which payment of annual bonuses is conditioned and other terms of such annual bonuses, granting stock options and otherwise administering our Amended and Restated 1994 Stock Option and Long-Term Incentive Plan (the "1994 Option Plan"). The compensation committee acts on behalf of our company in negotiating the terms of, and makes recommendations to the board of directors regarding, the adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

        The compensation committee intends that compensation paid to the Chairman of the board of directors, President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the compensation committee's other objectives. Code Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1.0 million, unless such payments result from "qualified performance based compensation." The board of directors in 1997 adopted the Pay-for-Performance Incentive Plan in order that annual incentive payments (bonuses) to executives which might, together with salary, exceed $1 million in a given year, will qualify as "performance based compensation" that is fully deductible under Code Section 162(m). The compensation committee has been advised that compensation paid in 2001 will not be subject to the limitation on deductibility under Code Section 162(m).

  Compensation of the Chief Executive Officer

        Mr. Killian served as Chairman of the board of directors, President and Chief Executive Officer throughout 2001. The base annual salary level, the annual bonus level and other terms of the deferred compensation specified below were determined by the compensation committee. Mr. Killian's base salary and annual bonus were set at a total of $1,000,000, an amount believed to be consistent with the general practice of comparable companies for the chairman and chief executive officer. In addition, Mr. Killian was awarded an incentive bonus of $1,361,121, which is equal to one percent of ITG's pre-tax income for the year ended December 31, 2001 as reported under accounting principles generally accepted in the United States of America. The payment of this incentive bonus was deferred until after Mr. Killian's retirement in accordance with our Deferred Compensation Plan. Under this compensation package, the division of Mr. Killian's targeted compensation in 2001 between cash compensation of $1,000,000, to recognize Mr. Killian's level of experience, and performance based incentive compensation in the form of deferred compensation, was intended to provide total cash compensation and long term incentive compensation and rewards to a degree generally similar to comparable companies reviewed in 2001.

        Mr. Killian is required to participate in our stock unit award program. Under this program, executive officers and other key employees of our company are required to defer receipt of a portion of their total cash compensation. Participants are granted units representing our common stock with a fair market value equal to 115% of the deferred compensation. The value of units in excess of the value of deferred compensation is disclosed in the Summary Compensation Table under the "Other Annual Compensation" column.

  Compensation of Other Executive Officers

        Our compensation program for other executive officers is reviewed annually to provide amounts generally consistent with the range paid by companies in similar industries, but without pegging such amounts to a specific percentile. The targeted annual bonuses for 2001 were intended to provide more than half of each executive officer's total annual cash compensation at the target level of performance. This was intended to provide a strong link between pay and performance.

        The annual bonuses payable to the executive officers other than Mr. Killian were payable out of a "bonus pool." The amount of the bonus pool was determined based upon specified increases in total revenues (less certain costs), with the total amount of the bonus pool increasing as specified levels of revenues are achieved. Such executives are entitled to receive either (a) discretionary bonus payments targeted to an allocation that is determined annually with respect to the bonus pool or (b) a performance based bonus payable upon achieving certain profitability targets. Based upon our 2001 total revenue growth of 22%, our bonus payouts approximated our targeted bonus levels.

        The Committee authorized the grant of 190,000 options during 2001 to the executive officers. All executive officers are required to participate in our stock unit award program.

Compensation Committee

Neal S. Garonzik, Chairman
William I Jacobs
Robert L. King
Mark A. Wolfson

Performance Graph

        Set forth below is a line graph comparing the cumulative total stockholder return on our common stock against the cumulative total return of the Russell 2000 Index and the mean of the Lipper Management Company Price Index and Nasdaq Computer and Data Processing Services Stock Composite Indices, for the five-year period ending December 31, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

        The following table sets forth certain information, as of March 22, 2002, regarding beneficial ownership of our common stock by (1) each director, (2) each Named Executive Officer, (3) all directors and executive officers as a group and (4) each person known by us to beneficially own 5% or more of our common stock. Information regarding stockholders other than directors, executive officers and employee benefit plans is based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC"). For the purpose of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group has the right to acquire within 60 days after such date, but such shares are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares. The mailing address of the parties listed below is our principal business address unless otherwise indicated.

	Shares of ITG Common Stock Beneficially Owned(1)		Percentage of ITG Common Stock Beneficially Owned
Directors
Raymond L. Killian, Jr.	1,240,841		2.4%
Frank E. Baxter	975,941		1.9%
J. William Burdett	24,564		*
Neal S. Garonzik	81,920		*
William I Jacobs	88,460		*
Robert L. King	67,551		*
Mark A. Wolfson	93,495		*
Other Named Executive Officers
Christopher J. Heckman	39,720		*
Anthony J. Huck	56,407		*
Ananth N. Madhavan	52,156		*
Steven J. Sorice	71,099		*
All directors and executive officers as a group (14 persons)	2,890,392		5.6%
5% stockholder
Wellington Management Company, LLP(3)	5,152,843	(2)	10.1%

*
Less than 1%.
(1)
Beneficial ownership includes stock options that are exercisable at March 22, 2002, or within 60 days thereafter, as follows: Mr. Killian: 113,052; Mr. Baxter: 12,282; Mr. Burdett: 24,564; Mr. Garonzik: 42,987; Mr. Jacobs: 30,705; Mr. King: 30,705; Mr. Wolfson: 24,564; Mr. Heckman: 1,502; Mr. Huck: 31,041; Mr. Madhavan: 45,000; Mr. Sorice: 45,752; and all directors and executive officers as a group: 488,999.
(2)
This information is as of December 31, 2001 and was derived from a Schedule 13G filed on February 14, 2002 by Wellington Management Company LLP in its capacity as investment adviser with respect to shares of our common stock owned of record by Wellington's clients. Wellington's clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares of our common stock. Wellington shares the power to vote or to direct the vote with respect to 4,005,693 shares of our common stock and shares the power to dispose of or to direct the disposition with respect to 5,152,843 shares of our common stock.
(3)
The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Frank E. Baxter, a director of ITG, is the Chairman Emeritus of Jefferies & Company, Inc's board of directors. Jefferies & Company, Inc. provided substantially all of our clearing services, pursuant to a Fully Disclosed Clearing Agreement. The aggregate costs of such services to us during 2001 were $20.6 million. In addition, we were charged by Jefferies & Company, Inc. interest costs incurred as a result of accelerated settlement of transactions in the normal course of business of $2.7 million.

        Helfant Group, Inc., formerly W&D Securities, Inc., a subsidiary of Jefferies & Company Inc., performed certain execution services for us on the New York Stock Exchange and other exchanges. The costs of these execution services were $11.3 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of our company. Directors, executive officers and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. During 2001, Statements of change in beneficial ownership required to be filed by Angelo Bulone were filed late. Based on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, all other such persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2001 on a timely basis.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the audit committee included herein shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of ITG's Board of Directors is composed of four non-employee directors. The Board of Directors determined during 2001 that each of those directors satisfied independence requirements and other criteria established by New York Stock Exchange listing standards.

        During 2000, the Audit Committee developed and the Board of Directors approved an Audit Committee Charter. The Committee's responsibilities include review of ITG's consolidated financial statements with financial management of ITG and with the independent auditor; review of the independence and performance of the independent auditor; review with the independent auditor of all significant relationships between it and ITG that could impair the auditor's objectivity and independence; review of ITG's internal audit function; and review of the integrity of ITG's financial controls and reporting processes. Management has the primary responsibility for ITG's consolidated financial statements and the reporting process, including the internal control systems. ITG's independent auditors are responsible for auditing the consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America.

        KPMG LLP ("KPMG") served as ITG's independent auditor for 2001, and the Audit Committee has recommended that KPMG be elected in that capacity for 2002. See "Ratification of Selection of Independent Auditors".

        The Audit Committee has considered whether the provision of certain limited non-audit functions provided by KPMG is compatible with maintaining KPMG's independence and concluded that performing such functions does not affect KPMG's independence in performing its function as auditor of ITG.

        The Audit Committee has reviewed and discussed with management ITG's audited consolidated financial statements for the year ended December 31, 2001. It has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61. The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence. As the result of such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in ITG's Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Committee
William I Jacobs, Chairman
Neal S. Garonzik
Robert L. King
Mark A. Wolfson

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        KPMG was our independent auditor for the year ended December 31, 2001. On March 20, 2002, KPMG was appointed by the audit committee to serve as our independent auditors for 2002.

        Audit fees for the Fiscal 2001 financial statements were $0.3 million. No services were performed by, or fees incurred to, KPMG in connection with financial information systems design and implementation projects for Fiscal 2001. All other fees billed by KPMG with respect to Fiscal 2001 were $0.7 million, including $0.3 million for tax services, $0.3 million for internal audit co-source services and $0.1 million for other non-audit services.

        The ratification of the appointment of KPMG is being submitted to the stockholders at the annual meeting. If such appointment is not ratified, the board of directors will consider the appointment of other accountants. The board of directors recommends a vote "FOR" the ratification of the appointment of KPMG as our independent auditors for the 2002 fiscal year.

        A representative of KPMG, the independent auditors who audited our consolidated financial statements for 2001, is expected to be present at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

WHERE YOU CAN FIND MORE INFORMATION

        As required by law, we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about our company. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet Site that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials of our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

        This proxy statement incorporates by reference the information contained in our Annual Report on Form 10-K for the year ended December 31, 2001 (SEC file number 0-23644). We also incorporate by reference the information contained in all other documents that we file with the SEC after the date of this proxy statement and before the annual meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

        Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

        If you are one of our stockholders and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement; any other exhibits will be available upon request at cost), you should call or write to Investment Technology Group, Inc., 380 Madison Avenue, 4th Floor, New York, New York 10017, Attention: P. Mats Goebels (telephone: (212) 588-4000). In order to ensure timely delivery of the documents prior to the annual meeting, you should make any such request not later than May 2, 2002.

        You should rely only on the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated March 27, 2002. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to stockholders shall not mean otherwise.

OTHER MATTERS; STOCKHOLDER PROPOSALS
FOR THE 2003 ANNUAL MEETING OF ITG

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the annual meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual meeting or any adjournments or postponements thereof and shall be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our board of directors and management.

        The deadline for submitting stockholder proposals for inclusion in ITG's 2002 annual meeting proxy materials was November 30, 2001 and, since no such proposals were timely submitted, no stockholder proposals will be included in ITG's 2002 annual meeting proxy materials. Stockholders of ITG who intend to present proposals for consideration at the 2003 annual meeting of stockholders are hereby advised that the Secretary of ITG must receive any such proposals no later than the close of business on November 29, 2002, if any such proposal is to be considered for inclusion in the 2003 annual meeting proxy materials of ITG.

                      By Order of the Board of Directors,

                      P. Mats Goebels
                      Secretary

QuickLinks

TABLE OF CONTENTS
THE ANNUAL MEETING
ELECTION OF DIRECTORS AND COMPENSATION MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS; STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF ITG